Exhibit 14.1

Florida Bank Code of Ethics

Contained in this section is the Code of Conduct adopted by Florida Bank (the “Company”) and furnished to every employee, officer and director. The Code of Ethics defines the minimum expectations and responsibilities of every employee, officer, and director of the Company.

Many of the requirements listed in this Code of Ethics fall within the following simple guidelines which employees are expected to follow at all times:

•	Obey all laws that apply to the Company’s business.
•	Avoid circumstances that could involve the Company in a real or apparent conflict of interest.
•	Avoid any unauthorized disclosure of the Company’s confidential information, especially customer information, and follow the Company’s privacy policies.
•	Act in all ways to uphold the high legal, ethical and moral standards of the Company.

More specific requirements are detailed in the following four sections: Legal Ethics, Conflict of Interest Ethics, Confidential Information Ethics, and Personal Ethics.

1.) LEGAL ETHICS

Civil and Criminal Laws

Many civil and criminal statutes apply to employees of financial institutions. An employee who violates such laws could be subject to civil or criminal penalties or disciplinary measures, including termination of employment. The following are examples of actions that employees are prohibited from taking:

1)	Corruptly seeking or receiving any fee, commission or gift with the intention of being influenced or rewarded in connection with the Company’s business;
2)	Consenting to a political contribution by the Company to a federal campaign, other than a permissible donation to the Company’s political action committee (“PAC”);
3)	Stealing, embezzling, or misapplying the Company’s funds or assets, including approving for payment incorrect or inappropriate invoices;
4)	Using threats, physical force, or other unauthorized methods of collection debts or money.
5)	Issuing unauthorized obligations (including unauthorized CD’s, notes, or mortgages) or making false entries to the Company’s records;
6)	Certifying a check drawn on an account with insufficient funds;
7)	Making loans to examiners authorized to examine the Company;
8)	Gaining unauthorized access to the Company’s information or computer systems;
9)	Intentionally failing to make currency transaction reports and other reports required by the Company Secrecy Act;
10)	Lending Trust funds to a Company employee;
11)	Misusing federal records or documents;
12)	Knowing that a criminal offense has been committed and helping the criminal avoid detection, capture, or punishment;
13)	Making false reports to government officials;
14)	Using software in a knowing violation of license agreement;
15)	Altering or deleting Company records or information for personal benefit or any other unauthorized or improper purpose, including, force-balancing an account, including account or sales records, or inaccurately recording any information; or
16)	Aiding and abetting any criminal activity, such as money laundering, embezzlement, or check kiting.

Anticompetitive Activities

Antitrust laws prohibit agreements among competitors to restrict competition. Employees may not agree with the Company’s competitors to fix prices, allocate markets, allocate customers, or refuse to deal with particular suppliers or customers. When in contact with the Company’s competitors, employees must avoid entering into any agreements (or circumstances that appear suspicious) relating to how the Company conducts its business. Employees must be particularly careful at social or business gatherings such as trade association meetings or seminars.

The Company strongly encourages its customers to obtain the benefits of all of the Company’s products and services, and cross-selling can be a valuable tool for accomplishing this. However, the law does prohibit some, but not all, tying arrangements in which the Company requires a customer to buy one product or service as a condition to buying or receiving a discount on another. For example, it is not permissible to tie delivery of a “traditional” Company product or service like a loan, to a “nontraditional” product or service, such as requiring a customer to guarantee an unrelated loan. Employees should contact the Chief Executive Officer in the event of uncertainty whether a proposed tying arrangement is legal.

Restrictions on Borrowing by Employees, Officers, and Directors

1.) Borrowings by Employees

Employees are encouraged to meet their credit needs by borrowing from the Company in accordance with its loan policies.

2.) Borrowings by Officers and Directors

(a) Regulation of Officers and Directors. Regulation O of the Federal Reserve Board limits borrowings by the Company’s officers and directors from Company’s affiliated with the Company. Each Company affiliate has designated its Regulation O officers and directors. Generally, these officers and directors will be the senior policy-making officers and directors at a Company affiliate. Any officer or director in doubt about whether he or she is a Regulation O officer or director should check with the Chief Credit Officer. Officers and directors not subject to Regulation O may borrow from a Company affiliated with the Company in accordance with its loan policies.

(b) Borrowing from Non-affiliated Lending Institutions. The Company does not restrict its officers or directors from borrowing from other reputable financial institutions on customary terms to meet proper credit needs. The Company does not limit the amount of any such outside loans, although all officers and directors are expected to conduct their financial affairs in a manner that will be above criticism. Regulation O officers and directors may have to disclose such borrowings.

Illegal or Improper Use of the Company’s Corporate Funds

Employees must record the purpose of any transaction that relates to the Company’s funds or assets at the time of the transaction. Employees may not establish or maintain secret or unrecorded funds in order to facilitate illegal payments or engage in any transaction knowing that funds will be used for any unlawful or improper purpose. Questions concerning the permissibility of any payments should be directed to the Chief Executive Officer.

Fair Lending

The Company is committed to complying with and supporting fair lending and anti-discriminatory lending laws and to supporting the credit needs of its entire community. Employees should be aware of the requirements of these laws and of the Company’s policies and procedures in this area.

2.) CONFLICT OF INTEREST ETHICS

Introduction

The Company’s goal is to treat customers and others fairly and with integrity. Each employee must manage his or her personal and business affairs in a manner that will avoid actual or apparent conflicts of interest involving the Company. Directors are subject to additional laws designed to prevent conflicts of interest. In general, an employee may not:

•	Allow his or her judgment to be improperly influenced by any person or activity outside of the Company;
•	Compete against the Company;
•	Divert business from the Company;
•	Harm the Company’s reputation; or
•	Obtain personal benefit at the Company’s expense.

Specific examples are provided below to help employees avoid situations that could lead to actual or apparent conflicts of interest.

Processing Transactions of Immediate Family Members of Personal Friends

Employees may not process financial transactions (such as loans, deposits, or fee waivers) for accounts in which they have a personal interest. Such accounts include an employee’s personal account, an account on which the employee signs with another person, and accounts belonging to members of an employee’s immediate family or close personal friends.

Self Dealing

Employees may not enter into the following business dealing with the Company:

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Buying assets from, or selling assets to, the Company or any account for which the Company acts as a fiduciary, if the Company acquired the subject property by repossession or foreclosure. In other cases, an employee may engage in such activities if the assets are being offered to the public or employees generally (including the Company’s promotional items), or if the employee has approval from an appropriate officer or any required approval of a court or regulator;

•	Personally extending credit to any person (other than a member of his or her family) who has applied for and was denied credit by the Company;
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Representing the Company in any activity requiring the employee’s judgment or discretion that affects a person or entity with which the employee has a material family, financial, or other relationship. For example, this would preclude an employee from representing the Company in lending money to immediate family members or companies in which the employee’s family has a substantial interest;

•	Representing a non-Company person or entity in any transaction with the Company;
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Signing on a customer’s account, acting as deputy or co-lessee of a customer’s safe deposit box, or otherwise representing customers. This would not prohibit situations that would exist if the person were not an employee, such as serving as an officer of an organization or representing an immediate family member;

•	Purchasing any property, including real estate, knowing that the Company intends to purchase it; or
•	Using the Company property, corporate time, or proprietary or confidential information for personal gain or other than in the performance of the employee’s job.

Receiving Gifts, Entertainment, and Honoraria

Except as allowed by the following rules, employees may not accept gifts or other things of value under circumstances intended to influence, or that may appear to influence, the employee, a customer, or service provider in conducting any type of the Company business. Things of value would include money, securities, business opportunities, goods, services, payments for referrals, discounts on goods or services, entertainment, food, and drink. Specific examples are listed below.

An employee may not:

•	Solicit for personal benefit, or for a third party (other than the Company), anything of value from anyone in return for any Company business or confidential information;
•	Accept anything of value from anyone other than the Company on the condition that the Company do business with such person;
•	Accept cash gifts, including cash equivalents such as checks, from a customer or service provider;
•	Use his or her position at the Company to obtain anything of value from a customer or service provider;
•	Accept gifts under a will or trust instrument of a customer who is not a family member unless the employee has the prior approval of the Audit Committee Chairman.
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Accept gifts that would be viewed as lavish or expensive by a reasonable person, such as use of a vacation home or hunting lodge, or gifts, even of nominal value, if part of a pattern that, when viewed as a whole, would be considered lavish or expensive. An example would be a pattern of expensive meals or entertainment; or

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Accept payment for speaking or writing on the Company’s behalf, unless in an amount not exceeding one half of one percent (0.5%) of the employee’s salary. If a payment is offered which exceeds such limit, then the employee may request that the payment be donated to a favorite charity.

An employee may:

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Accept gratuities, amenities, favors, or other gifts based on obvious family or personal relationships (such as from immediate family members), where it is clear that the gifts are based upon the relationships and not the Company business;

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Accept meals, refreshments, travel arrangements or accommodations, or entertainment of reasonable value in the course of a bona fide business meeting or other occasion designed to foster better business relations, if the Company would have paid the expenses as a reasonable business expense if not paid by the other party;

•	Receive loans from other financial institutions on customary terms for proper purposes;
•	Accept advertising or promotional materials having a value of less than $100;
•	Receive discounts or rebates on merchandise or services that do not exceed those available to other customers;
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Accept gifts that have a value of less than $100 and are related to commonly recognized events or occasions such as a promotion, conference, sporting event, new job, wedding, retirement, or holiday; and

•	Accept awards valued at less than $100 presented by civic, charitable, educational or religious organizations for recognition of service or accomplishment.

On a case-by-case basis, when allowed by law, the Chief Executive Officer may approve other circumstances in which an employee may accept something of value in connection with the Company’s business. The employee must provide full written disclosure of all relevant facts, and the Chief Executive Officer must provide a copy of the disclosure and approval to the Audit Committee Chairman. Regardless of the source or value of any gift or favor, an employee and any members of his or her immediate family must decline any gift offered under circumstances suggesting intent to influence the employee in the performance of his or her job.

If an employee is offered or receives something of value beyond what is authorized in this Code of Ethics, even upon refusal to accept or keep it, the employee must notify the Audit Committee Chairman in writing. When questions arise as to the legality of a gift, employees are urged to seek the advice of the Chief Executive Officer. Applicable laws or other Company polices and procedures may preclude gifts or compensation in addition to the prohibitions discussed above.

Giving Gifts

Employees may not, on behalf of the Company, directly or indirectly, offer or promise anything of value for the purpose of influencing the action of the recipient. This standard is not intended to prohibit normal business practices such as providing meals, entertainment, tickets to cultural and sporting events, promotional gifts, flowers, favors, discounts, price concessions, tokens of friendship, or special occasion gifts (such as Christmas gifts), so long as they are of a nominal or reasonable value under the circumstances and promote legitimate business development. Employees may not give cash gifts to a service provider or customer. Employees must maintain accurate records of business expenses such as gifts.

Outside Business Ventures and Investments

An employee’s participation, directly or indirectly, in a business venture with a customer or service provider, including serving as an officer or director, creates the possibility of a conflict of interest. Employees should obtain the approval of the Chief Executive Officer for any such participation. An employee who represents the Company in its dealings with an entity that is a service provider or customer must obtain written approval from the Audit Committee Chairman before investing in the entity, or continuing to hold an investment in the entity once it begins doing business with the Company. This prohibition does not apply to ownership of less than five percent (5%) of the common stock of corporations traded on a national securities exchange.

Borrowing from Customers

Employees may not borrow from customers or service providers unless they are recognized lending institutions. Employees calling on and doing business with companies may not become personally indebted to such companies. The term “borrow” does not apply to normal credit granted by merchants in connection with the purchase of goods and services carried on open account or to credit obtained from an immediate family member.

Fiduciary Appointments

Fiduciary services are available through the Company, and it is inappropriate for employees to compete with the Company by acting as a fiduciary for compensation. Employees may accept fiduciary or co-fiduciary appointments only upon approval of the Chief Executive Officer or when based upon close family relationships. In such cases, an employee must not:

•	Allow any appearance or representation that the employee is acting on behalf of the Company;
•	Accept a fee for acting as a co-fiduciary with the Company unless approved by the Chief Executive Officer; or
•	Allow the representation to interfere with his or her duties at the Company.

Legal, Tax, and Investment Advice

Only Company employees whose job descriptions include providing investment advice, such as trust officers and investment advisory representatives, may render investment advice, and then only in accordance with the terms of any required securities licenses and the Company’s policies and procedures. Employees may not give advice to a customer that could be interpreted as legal or tax advice. Employees should encourage customers to consult with their own attorneys, accountants, and investment advisors as appropriate.

Recommending Other Firms to Customers

Employees may not recommend attorneys, accountants, insurance brokers or agents, investment advisors, stock brokers, real estate agents, or the like to customers unless several selections are given. The attorneys and accountants used by the Company may properly be included among the recommendations, but no preference should be expressed. This section does not apply to situations where the Company lawfully requires or recommends another firm for use in connection with a business transaction between the Company and a customer or service provider.

3. CONFIDENTIAL INFORMATION ETHICS

Protecting Customer Confidential Information

Information received by an employee in the course of employment is confidential and must be held in strict confidence. In particular, it is very important for all employees to protect the confidentiality and privacy of customer information. Employees must protect confidential information from unauthorized modification, destruction, theft, or disclosure, whether accidental or intentional, both during employment, and following termination of employment for any reason. Certain laws and the Company’s policies and procedures restrict disclosure of confidential information to non-employees of the Company and between Company affiliates and departments. Examples of permitted disclosures include disclosing information relating to a customer when requested by the customer or as required by a subpoena, court order, or other legal process. Confidential information may be used solely in the performance of an employee’s job responsibilities. Employees should consult with the Chief Executive Officer if there are any questions whether a disclosure of confidential information is permissible.

Customer Privacy and Prevention of Identity Theft

Protecting the privacy rights of customers is of the utmost importance to the Company. In addition to preventing the unauthorized disclosure of confidential customer information, employees should act diligently to prevent third parties from engaging in identity theft and other forms of fraudulent use or appropriation of customer information. Laws and regulations continue to be adopted in the area of customer privacy, and employees are expected to comply with such laws and regulations, including following the Company’s policies and procedures that may be adopted in order to implement them.

Electronic Information

E-mail, voice mail, and communications systems are intended for Company business use only and remain the property of the Company. Information created on these systems is subject to review and inspection by management, and employees should have no expectation of privacy in these systems. Personal messages sent on these systems should not be treated by employees as private or confidential, and highly sensitive information should not be transmitted by employees on these systems.

Company Proprietary Information

The Company’s information, including business plans, customer and other lists, customer and client information, advertising, distribution and sales methods, sales and profit figures, records, and business plans computer files, disks, methods of doing business, computer software, source codes, databases and related documentation, and other confidential information, is valuable property owned by the Company. The Company has sole ownership of any materials, know-how, intellectual property, trade secrets, software, inventions, products, or services relating to an employee’s, director’s, or officer’s work at the Company or which the employee, director, or officer develops using the Company’s resources or during working hours (“Work Products”). Employees, directors, and officers must disclose all such Work Products to the Company. Employees, directors, and officers may not use, alter, or delete the Company’s information for personal benefit, for the benefit of a third party, or for any other unauthorized or improper purpose, including force-balancing an account, removing Company funds, changing Company documents or computer files, or inaccurately recording any information in Company documents. Employees, directors, or officers violating such requirements will be subject to immediate termination of employment or membership and possible criminal prosecution. Upon termination of employment or membership for any reason, whether voluntarily or otherwise, employees, directors, and officers must immediately return to the Company all Work Products and other Company property and thereafter continue to protect the Company’s confidential information.

Disclosing or Trading on Inside Information

Confidential information may constitute “material inside information,” which, if disclosed or used in trading securities, could subject the employee, director, or officer and anyone to whom the employee, director, or officer discloses the information to legal or criminal liability. Information is “material” if it might influence a person’s decision to buy or sell the stock or, if generally known, might have an effect on the market price of a Client’s stock. Information is “inside” if it has not been publicly disclosed. Examples of “material inside information” could include, without limitation, changes in earnings, proposed new services, and unexpected losses or profits. All employees, directors, and officers must be extremely cautious in discussing Client matters with any non-employee of the Company, and any doubt should be resolved in favor of not disclosing information concerning the Client.

Sharing Customer Information between Departments

Employees, directors, and officers may disclose customer information, including credit information and business plans, to other Company employees, directors, officers, or departments only on a “need to know” basis. Employees of certain areas of the Company may be subject to additional restrictions on the disclosure or review of customer information. For example, under the Company’s “Chinese Wall” policies, employees on the lending side of the Company may not disclose customer credit or financial information to employees of the trust, investment advisory, or securities trading areas of the Company.

Discussions of the Company’s Business with the Public, including the Media

In general, only the Chairman, Vice Chairman, or the Chief Executive Officer may provide information to the media concerning the Company. Only those specified senior officers may speak to the public on the Company’s behalf or concerning other information about the Company. The term “public” includes: (i) chat boards, e-mails, or similar means; and (ii) the media. Employees should immediately report any violations of this policy to the Company’s Chief Executive Officer.

*PLEASE REFER TO THE MEDIA POLICY LOCATED ON BRIDGES

4.) PERSONAL ETHICS

Personal Conduct

Employees, officers, and directors are expected to act at all times in ways that will avoid bringing discredit to the Company. For example, employees, officers, and directors should manage their personal financial affairs in a responsible manner, including avoiding overdrafts or loan delinquencies. Additional requirements governing personal conduct while at work are contained in other sections of the Employee Handbook.

Outside Activities other than Outside Employment

Employees should avoid any outside activity that significantly interferes with their Company duties. Employees should not be involved in outside activities that:

•	Significantly detract from their time or attention at work;
•	Adversely affect the quality of their work;
•	Compete with the Company or use the Company’s confidential or proprietary information;
•	Involve any significant use of the Company’s equipment, facilities or supplies;
•	Require or imply the Company’s sponsorship or support (unless authorized by an appropriate officer); or
•	Harm the Company’s reputation.

Outside Employment, including Serving as an Officer or Director of a non-Company Company

Except as provided below, employees may have outside employment so long as such employment does not conflict with their duties at the Company and is fulfilled solely during off-duty hours. The following are additional restrictions or prohibitions regarding outside employment:

•	Employees may not accept outside employment that includes preparing, auditing, or certifying statements or documents relating to the Company’s business.
•	Employees may be prohibited by law from being employed at the same time by the Company and by certain securities firms, financial services firms, or public utility holding companies.
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An employee must obtain approval from the Chief Executive Officer before accepting outside employment as a broker, contractor, or agent who engages in real estate transactions (including negotiating or selling mortgages for others, appraising property, or collecting rents), or as an attorney, tax or investment counselor, insurance agent, or broker.

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An employee must obtain approval from the Chief Executive Officer prior to accepting employment as an officer, including as a partner or director, of any non-Company entity, other than at Company’s request or in furtherance of the Company’s goals. As described below under “Civic Activities,” with the approval of his or her supervisor, an employee may serve in a voluntary capacity as an officer, director or trustee of a charitable or civic organization if such service would further the Company’s goals.

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An employee must obtain approval from the Chief Executive Officer prior to accepting employment as an officer, including as a member, director, or treasurer, of a public entity, such as a municipal authority.

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When serving as an officer of an outside entity, an employee must (i) not attempt to influence or take part in any vote or decision which may lead to the use of a Company product or service by the outside entity, or result in the obtaining of some special benefit by the Company; (ii) not represent the Company in any dealings with the outside entity; (iii) be satisfied that the outside entity conducts its affairs lawfully, ethically and in accordance with prudent management and financial practices; and (iv) comply with any Company policies relating to service as an officer of an outside entity.

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The Company shall be responsible for indemnifying an employee serving as a director or officer of an outside entity only if the Company requests the employee to serve and only as provided in Company’s indemnifications policies and procedures.

•	Any outside employment by officers should be approved by an appropriate officer. No such employment will be approved if it could result in an actual or apparent conflict of interest.

Personal Investments

Investments in Competitors, Customers or Service Providers

Actual or apparent conflicts of interest often arise in the area of investments, and employees should use extreme caution when investing directly or indirectly in the business of a customer, service provider, or competitor of the Company. Directors are subject to additional laws governing conflicts of interest that might arise in connection with investment.

Any employee, who directly or beneficially owns a material interest in the securities of any competitor, customer, service provider, or other entity doing business with the Company, should immediately make full written disclosure to the Audit Committee. “Securities” includes stocks, partnership, and other ownership interest. An employee “directly owns” securities registered in his or her name or held for his or her benefit in the name of a broker or nominee. An employee “beneficially owns” securities held for his or her benefit in a partnership, trust, profit-sharing plan or other entity, or in the name of a member of his or her immediate family. An employee has a “material interest” in an entity when the employee directly or beneficially owns: (i) five percent (5%) or more of the securities of the entity; (ii) securities of the entity having a fair market value of $50,000 or more, when the employee does not represent the Company in its business dealings with the entity; or (iii) securities of the entity having a fair market value of $10,000 or more, when the employee represents the Company in its business dealings with the entity.

Political Activities

The Company recognizes and believes in the importance of all citizens taking an active interest in our political and governmental processes. Voting is a personal right and privilege, and the Company will cooperate with employees to assure that they are able to get to the polls on election days. However, participation by employees in any election campaign must be undertaken in off-duty hours and at their own expense without any use of the Company facilities or equipment, except with respect to administration of the Company authorized PACs. Employees participating in political activities do so as individual citizens and not as representatives of the Company. Employees must obtain the approval of the Chief Executive Officer prior to running for public office.

Corporations such as the Company are forbidden, directly or indirectly, from making contributions or expenditures relating to any election, including the nominating process, for any Federal office. Expenditures for the administration costs of PACs are exempt from the above restrictions. The Company has established PACs to which directors and officers and certain other employees may make contributions. Information concerning these PACs may be obtained from the Chief Executive Officer.

The Company may make limited contributions in connection with a campaign to gain passage or seek defeat of a referendum or similar proposal only upon the approval of the Chief Executive Officer. To avoid even the appearance of corporate sponsorship or endorsement, neither the Company’s name nor address should be used in mailed material or solicitations, nor should the Company be identified in any advertisement or literature relating to such a campaign.

Civic Activities

The Company is dedicated to discovering and meeting, to the best of its ability, the banking needs of individuals, organizations, and businesses within all of the communities served by the Company. Employee involvement in local communities is a vital part of this effort and provides a most important resource in helping to assess and meet the banking needs of customers and potential customers. All employees are encouraged to participate and be fully involved in community activities and to establish meaningful and ongoing contacts with community groups and governmental entities. Employees are encouraged to take part in community, charitable, church, civic, educational, and fraternal activities, including serving as a volunteer officer, director, or trustee of such an organization. Before accepting any such position, an employee should obtain approval from his or her supervisor. Employees must obtain the prior approval of an appropriate officer before committing the Company as a sponsor of any organization or function in connection with which the Company’s name would or might be used. The requirements of “Outside Employment” may also apply to an employee’s participation in civic activities.